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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Rule 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRIFFIN INDUSTRIAL REALTY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 GRIFFIN INDUSTRIAL REALTY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 10, 2016

        PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Griffin Industrial Realty, Inc. ("Griffin") will be held in the New York Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019, on the 10th day of May 2016, at 2:00 p.m., local time, to consider and act upon:

  1.
  The election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors of Griffin;

  2.
  The ratification of the selection of RSM US LLP as Griffin's independent registered public accountants for fiscal 2016;

  3.
  The approval, on an advisory (non-binding) basis, of the compensation of Griffin's named executive officers as presented in Griffin's Proxy Statement for the Annual Meeting of Stockholders to be held May 10, 2016; and

  4.
  Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

        Only stockholders of record at the close of business on March 24, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

ANTHONY J. GALICI Secretary

Dated:    April 5, 2016

 GRIFFIN INDUSTRIAL REALTY, INC.
ONE ROCKEFELLER PLAZA
SUITE 2301
NEW YORK, NEW YORK 10020

 PROXY STATEMENT

        This Proxy Statement is furnished to the stockholders of Griffin Industrial Realty, Inc. ("Griffin") in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 10, 2016 in the New York Hilton Hotel at 1335 Avenue of the Americas, New York, NY 10019, for the purposes set forth in the accompanying notice of meeting. We anticipate that the Proxy Statement and proxy card will be distributed to stockholders on or about April 5, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2016

The Company's Proxy Statement and Annual Report are available at
http://materials.proxyvote.com/398231

        The following proxy materials are available for review at http://materials.proxyvote.com/398231:

  •
  Griffin's 2016 Proxy Statement;

  •
  Griffin's Annual Report for the fiscal year ended November 30, 2015; and

  •
  any supplements or amendments to the foregoing materials that are required to be furnished to stockholders.

        You may obtain directions to attend the Annual Meeting, where you may vote in person, by calling Griffin's corporate headquarters at (212) 218-7910.

        At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

  1.
  The election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors;

  2.
  The ratification of the selection of RSM US LLP as Griffin's independent registered public accountants for fiscal 2016;

  3.
  The approval, on an advisory (non-binding) basis, of the compensation of Griffin's named executive officers as presented in this Proxy Statement for the Annual Meeting of Stockholders to be held May 10, 2016; and

  4.
  Such other business as may properly be brought before the Annual Meeting or any postponement, continuation or adjournment thereof.

        The Board recommends a vote "FOR" David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors, "FOR" the ratification of the selection of RSM US LLP as Griffin's independent registered public accountants for fiscal 2016, and "FOR" the approval, on an advisory (non-binding) basis, of the compensation of Griffin's named executive officers.

 GENERAL

        This solicitation is being made on behalf of the Board of Directors of Griffin. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. A proxy may be revoked by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy bearing a later date to Griffin's Secretary. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted:

  i.
  For the election of David R. Bechtel, Edgar M. Cullman, Jr., Frederick M. Danziger, Michael S. Gamzon, Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr. as directors as described in this Proxy Statement;

  ii.
  For ratification of the selection of RSM US LLP ("RSM US") as Griffin's independent registered public accountants for fiscal 2016; and

  iii.
  For the approval, on an advisory (non-binding) basis, of the compensation of Griffin's named executive officers as presented in this Proxy Statement for the Annual Meeting of Stockholders to be held May 10, 2016.

        Directors will be elected by a plurality of the votes cast. This means that the seven directors receiving the highest number of "FOR" votes will be elected as directors. Votes withheld and broker "non-votes" will have no effect on the election of directors. The ratification of the selection of RSM US as Griffin's independent registered public accountants, requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal. Because brokers have discretionary authority to vote on the ratification of the selection of RSM US, we do not expect any broker non-votes in connection with the ratification. The advisory (non-binding) vote for the approval of the compensation of Griffin's named executive officers requires the affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against the compensation of Griffin's named executive officers. Broker "non-votes" will be treated as though they are not entitled to vote and will have no effect on the outcome of this vote.

        Management knows of no matters that may be brought before the Annual Meeting or any postponement, continuation or adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any postponement, continuation or adjournment thereof, it is the intention of the persons named in the accompanying proxy card or their substitutes to vote the proxy in accordance with their judgment on such matters.

        The cost of solicitation of proxies by the Board of Directors will be borne by Griffin. Such solicitation will be made by mail and, in addition, may be made by officers and employees of Griffin personally or by telephone, facsimile or electronic mail. Proxies and proxy material will also be distributed through brokers, custodians and other similar parties, and Griffin will reimburse such parties for their reasonable expenses. The solicitation and recording of proxies is being done by Broadridge Financial Solutions, Inc., and will cost approximately $15,000.

        Each holder of a share of Common Stock of Griffin, par value $0.01 per share (the "Common Stock"), will be entitled to one vote for each share held of record by such person at the close of business on March 24, 2016 (the "Record Date"), which is the Record Date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation or adjournment thereof. As of such date, Griffin had outstanding 5,152,708 shares of Common Stock (none of which constituted shares of treasury stock). A majority of these shares present in person or represented by proxy will constitute a quorum at the Annual Meeting. A total of 2,354,968 shares of Common Stock, representing approximately 45.7% of the outstanding shares of Common Stock, are held by members of the Cullman and Ernst Group (as defined herein).

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

        Proposals by stockholders for Griffin's 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by Griffin no later than December 6, 2016 if such proposal is to be considered for inclusion in the 2017 proxy materials of Griffin.

        Stockholders intending to present a proposal at the 2017 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated By-laws. Griffin's Amended and Restated By-laws require, among other things, that Griffin's Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year's annual meeting. Therefore, Griffin must receive notice of such a proposal or nomination for the 2017 Annual Meeting of Stockholders no earlier than January 10, 2017 and no later than February 9, 2017. The notice must contain the information required by the Amended and Restated By-laws, a copy of which is available upon request to Griffin's Secretary. In the event that the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 10, 2017, then Griffin's Secretary must receive such written notice not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the 90th day prior to the 2017 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by Griffin. Griffin reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

 PROPOSAL I. ELECTION OF DIRECTORS

        At the 2016 Annual Meeting of Stockholders, seven directors (which will comprise the entire Board) are to be elected. The Board of Directors proposed the nominees listed below for election as directors to serve until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. If any nominee named below becomes unable to serve or for good cause will not serve, the proxy holders listed on Griffin's proxy card will vote for such substitute nominee or nominees as may be designated by the Board of Directors, or the Board may elect to reduce the size of the Board. David R. Bechtel, a nominee for election as a director at the 2016 Annual Meeting of Stockholders, and Michael S. Gamzon, who was elected by the Board of Directors on January 19, 2016 to replace David M. Danziger, who resigned from the Board of Directors effective January 19, 2016, were approved by the Board for inclusion on the proxy card to stand for election by the stockholders. Mr. David M. Danziger resigned from the Board of Directors to enable Griffin to maintain compliance with NASDAQ listing rules that require NASDAQ listed company boards to have a majority of their members be independent directors. The remaining five nominees who were approved by the Board for inclusion on the proxy card are standing for reelection. Director Winston J. Churchill, Jr. is not standing for reelection at the 2016 Annual Meeting of Stockholders.

Griffin's Director Nominees

        Griffin's nominees for election as director are the following:

Name (letters refer to Committee memberships, identified below)	(Age) and Date Since Which Has Continuously Served as a Director of Griffin	Principal Occupation and Business Experience During the Past Five Years (1)	Also Has Served as a Director of the Following Corporations During the Past Five Years
David R. Bechtel	(48)	—	Principal of Barrow Street Holdings LLC since September 2012; Founder and managing member of Outpost Capital Management LLC since 2001; Founder and manager of GP Management LLC since January 2011.

Mr. Bechtel has many years of general business experience and expertise as a managing member, principal, and CFO of financial services and natural resource companies.

Name (letters refer to Committee memberships, identified below)	(Age) and Date Since Which Has Continuously Served as a Director of Griffin		Principal Occupation and Business Experience During the Past Five Years (1)	Also Has Served as a Director of the Following Corporations During the Past Five Years
Edgar M. Cullman, Jr. (3)	(70)	2015

Managing member of Culbro LLC since 2005; President and CEO of General Cigar Holdings from 1996 through April 2005.

Mr. Cullman has many years of general business experience and expertise as an executive of a public company. Mr. Cullman is familiar with Griffin's real estate business from his experience as President and Chief Executive Officer of Culbro Corporation when Griffin's real estate operations were part of Culbro prior to the spin off of Griffin from Culbro in 1997.

Frederick M. Danziger (2) (3)	(76)	1997

Executive Chairman of the Board of Directors; Chief Executive Officer of Griffin from May 2012 through December 2015; President and Chief Executive Officer of Griffin from April 1997 through May 2012.

Mr. Danziger's background as a lawyer and his extensive experience and knowledge with respect to real estate and real estate financing provides a unique perspective to the Board.

				Monro Muffler Brake, Inc.; Bloomingdale Properties, Inc.
Michael S. Gamzon (2)	(46)	2016

Director, President and Chief Executive Officer of Griffin since January 2016; President and Chief Operating Officer of Griffin from May 2012 through December 2015; Chief Operating Officer of Griffin from September 2010 to January 2016; Executive Vice President of Griffin from September 2010 to May 2012; Vice President of Griffin from January 2008 through August 2010.

Mr. Gamzon's experience and knowledge, with respect to real estate activities in his capacity as an executive of Griffin, including leading Griffin's efforts in expanding in the Lehigh Valley of Pennsylvania, provides a unique perspective to the Board.

Name (letters refer to Committee memberships, identified below)	(Age) and Date Since Which Has Continuously Served as a Director of Griffin		Principal Occupation and Business Experience During the Past Five Years (1)	Also Has Served as a Director of the Following Corporations During the Past Five Years
Thomas C. Israel (a) (b) (c)	(72)	2000

Chairman of A.C. Israel Enterprises, Inc. since 1966.

Mr. Israel has significant experience as a member of Griffin's Board of Directors, many years of general business experience, finance experience, and expertise as an executive and board member of publicly held companies.

Jonathan P. May (a) (c)	(49)	2012

Executive Director of Natural Capital Partners (formerly known as The CarbonNeutral Company) since September 2015; Chief Operating Officer and Chief Financial Officer and a Director of The CarbonNeutral Company from 2008 through September 2015; Founder and Managing Director of Catalytic Capital, LLC from 2004-2008.

Mr. May has significant general business experience, finance experience, and expertise as an executive.

Albert H. Small, Jr. (a) (b) (c) (4)	(59)	2009

Presently active in the development and management of several commercial and office developments in Washington D.C.; President of WCI Communities Mid-Atlantic Division from March 2005 through March 2008; President of Renaissance Housing Corporation from 1984 through March 2005.

Mr. Small, Jr. has significant experience in real estate development and management which gives him unique insights into Griffin's challenges, opportunities and operations.

Member of the (a) Audit Committee; (b) Compensation Committee; and (c) Nominating Committee.

1.
Except as otherwise indicated each director has had the same principal occupation during the past five years.

2.
Michael S. Gamzon is the son-in-law of Frederick M. Danziger.

3.
Edgar M. Cullman, Jr. and Frederick M. Danziger are brothers-in-law.

4.
Albert H. Small, Jr. is the brother-in-law of Winston J. Churchill, Jr.

        The Board of Directors held seven meetings during fiscal 2015. Griffin's Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Committee memberships of the Board of Directors are indicated in the above table. All directors attended 99% of all Board and Committee meetings during fiscal 2015 (of Committees of which they were members).

        The Company encourages, but does not require, Board members to attend the Annual Meeting of Stockholders. In 2015, six of the Board members then serving attended the Annual Meeting of Stockholders.

Board Independence

        Under NASDAQ rules, an "independent director" of a company means a person who is not an officer or employee of the company or its subsidiaries and, in the opinion of the company's board of directors, does not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Bechtel, Churchill, Jr., Israel, May and Small, Jr. qualify as independent directors under NASDAQ rules.

Executive Officers who are not Directors

Name	Age	Principal Occupation During the Past Five Years
Scott Bosco	50	Vice President of Construction of Griffin Industrial, LLC, a subsidiary of Griffin, since July 2005.
Anthony J. Galici	58	Vice President, Chief Financial Officer and Secretary of Griffin since 1997.
Thomas M. Lescalleet	53	Senior Vice President of Griffin Industrial, LLC, a subsidiary of Griffin, since March 2002.

Audit Committee

        Griffin's Audit Committee consists of Thomas C. Israel, Jonathan P. May and Albert H. Small, Jr., with Mr. Israel serving as Chairman. The Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy. The Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the SEC, regarding audit committee membership. In addition, Mr. Israel qualifies as a financially sophisticated Audit Committee member under the NASDAQ rules based on his employment experience in finance. None of the members of the Audit Committee are considered a financial expert as defined by Item 407(d)(5) of Regulation S-K of the Securities and Exchange Act of 1934 (an "audit committee financial expert"). Griffin does not have an audit committee financial expert because it believes the members of its Audit Committee have sufficient financial expertise and experience to provide effective oversight of Griffin's accounting and financial reporting processes and the audits of Griffin's financial statements in accordance with generally accepted accounting principles and NASDAQ rules. In addition, since January 31, 2012, the Audit Committee has engaged directly a former audit partner, who is a certified public accountant with extensive experience in auditing the financial statements of public and private companies that had previously served as an advisor to the Audit Committee. The Audit Committee believes that this engagement provides it with additional expertise comparable to what would be provided by an audit committee financial expert.

        The Audit Committee approves all auditing and non-auditing services, reviews audit reports and the scope of audit by Griffin's independent registered public accountants and related matters pertaining to the preparation and examination of Griffin's financial statements. From time to time, the Audit

Committee makes recommendations to the Board of Directors with respect to the foregoing matters. The Audit Committee held five meetings in fiscal 2015.

Board of Directors' Role in Oversight of Risk

        Management is responsible for Griffin's day-to-day risk management activities, and the Board's role is to engage in informed risk oversight. In fulfilling this oversight role, Griffin's Board of Directors focuses on understanding the nature of Griffin's enterprise risks, including operations and strategic direction, as well as the adequacy of Griffin's overall risk management system. There are a number of ways the Board performs this function, including the following:

  •
  at its regularly scheduled meetings, the Board receives management updates on Griffin's business operations, financial results and strategy, and discusses risks related to its businesses;

  •
  the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chief Executive Officer and the Chief Financial Officer, Griffin's major risk exposures and the steps management has taken to monitor and control such exposures; and

  •
  through management updates and committee reports, the Board monitors Griffin's risk management activities, including the risk management process, risks relating to Griffin's compensation programs, and financial and operational risks being managed by Griffin.

        The Board does not believe that its role in the oversight of Griffin's risk affects the Board's leadership structure.

Compensation Risk

        The Compensation Committee reviews compensation policies and practices affecting employees in addition to those applicable to executive officers. The Compensation Committee has determined that it is not reasonably likely that Griffin's compensation policies and practices for its employees would have a material adverse effect on Griffin.

Nominating Committee

        Griffin's Nominating Committee consists of Thomas C. Israel, Winston J. Churchill, Jr., Jonathan P. May and Albert H. Small, Jr., with Mr. Israel serving as Chairman. Mr. May was appointed to the Nominating Committee on May 12, 2015. The four members of the Nominating Committee are independent directors. The Nominating Committee reviews candidates for appointment to the Griffin Board of Directors. In searching for qualified director candidates, the Board may solicit current directors and ask them to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may consult with outside advisors or retain search firms to assist in the search for qualified candidates. The Nominating Committee will also consider suggestions from stockholders for nominees for election as directors. The Nominating Committee does not have a policy on the consideration of board nominees recommended by stockholders. The Board believes such a policy is unnecessary, as the Nominating Committee will consider a nominee based on his or her qualifications, regardless of whether the nominee is recommended by stockholders. Any stockholder who wishes to recommend a candidate to the Nominating Committee for consideration as a director nominee should submit the recommendation in writing to the Secretary of the Griffin in accordance with the same procedures in Griffin's Amended and Restated By-Laws for stockholder nominations of directors to permit the Nominating Committee to complete its review in a timely fashion. The Nominating Committee operates under a written charter adopted by the Board of Directors in 2014, which was attached as Appendix A to Griffin's Revised Definitive Proxy Statement filed with the SEC on April 15, 2014. The Nominating Committee held one meeting in fiscal 2015.

        In February 2016, the Nominating Committee reviewed and recommended David R. Bechtel to the Board as a nominee for election as a director at the 2016 Annual Meeting of Stockholders. Mr. Bechtel was recommended to the Committee by Mr. Gamzon, President and CEO. In accordance with the Board's informal policy for the retirement of nonemployee directors at age 75 or older, Winston J. Churchill, Jr., a Board member since 1997, is not standing for reelection at the 2016 Annual Meeting. The Board thanks Mr. Churchill, Jr. for his service and will miss his perceptive analysis of Griffin's plans and operations. The Board does not expect more than one nonemployee director to be affected by the implementation of the informal retirement policy in any one year.

Board Diversity; Selection and Evaluation of Director Candidates

        The Board does not have a formal policy with respect to Board nominee diversity. There are no specific minimum qualifications that the Nominating Committee believes must be met for a person to serve on the Board. When identifying nominees for director, the Nominating Committee focuses on relevant subject matter expertise, depth of knowledge in key areas that are important to Griffin, and the background, perspective and experience of the nominee. The Nominating Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve Griffin's business objectives in the current environment.

Board Leadership Structure

        The Board believes that there is no single, generally accepted approach to providing Board leadership, and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company at any given time. Accordingly, the optimal board leadership structure for Griffin may vary as circumstances change. Griffin's Board was led by a Non-Executive Chairman through 2011, as separate individuals held the positions of Chairman of the Board and Chief Executive Officer, and the Chairman of the Board was not an employee. In May 2012, the Board appointed Mr. Frederick M. Danziger as Chairman of the Board. Mr. Danziger had been Chief Executive Officer since 1997. In making that appointment, the Board concluded that Griffin and its stockholders were best served by having Mr. Danziger serve as Chairman of the Board and Chief Executive Officer. The Board believed that Mr. Danziger's combined role as Chairman of the Board and Chief Executive Officer promoted unified leadership and a single, clear focus and direction for management to execute Griffin's strategy and business plans. Effective January 1, 2016, the positions of Chairman of the Board and Chief Executive Officer have been held by separate individuals, Mr. Frederick M. Danziger and Mr. Michael S. Gamzon, respectively. The Board determined that Mr. Danziger should continue to serve as Executive Chairman to continue to provide Board leadership continuity.

Communication with the Board or Nominating Committee

        Stockholders who wish to communicate with the Board of Directors or the Nominating Committee should address their communications to Thomas C. Israel, Chairman of the Nominating Committee, via first class mail, at Griffin Industrial Realty, Inc., One Rockefeller Plaza, Suite 2301, New York, New York, 10020. Such communication will be distributed to the specific director(s) requested by the stockholders, or if generally to the Board of Directors, to other members of the Board of Directors as may be appropriate depending on the material outlined in the stockholder communication.

Compensation Committee

        Griffin's Compensation Committee consists of Winston J. Churchill, Jr., Thomas C. Israel and Albert H. Small, Jr., with Mr. Churchill, Jr. serving as Chairman. All of the members of the Compensation Committee are independent directors and meet the heightened independence requirements for members of the compensation committee under NASDAQ rules. The Compensation

Committee oversees Griffin's executive compensation programs, Griffin's 2009 Stock Option Plan, Griffin's 401(k) Savings Plan (the "Griffin 401(k) Savings Plan") and Griffin's non-qualified deferred compensation plan (the "Deferred Compensation Plan"). The Compensation Committee operates under a written charter adopted by the Board of Directors on March 11, 2014, which was attached as Appendix B to Griffin's Revised Definitive Proxy statement filed with the SEC on April 15, 2014. The Compensation Committee held one meeting in fiscal 2015.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND PRINCIPAL HOLDERS

        The following table lists the number of shares and options to purchase shares of Common Stock of Griffin beneficially owned or held by: (i) each person known by Griffin to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and director nominee; (iii) each Named Executive Officer; and (iv) all directors and executive officers of Griffin, collectively. Unless otherwise indicated, information is provided as of March 24, 2016.

Name and Address (1)	Shares Beneficially Owned (2)	Percent of Total
Cullman and Ernst Group (3)	2,465,387	46.8
Edgar M. Cullman, Jr. (3)	1,077,950	20.9
Frederick M. Danziger (3)	308,289	5.9
Michael S. Gamzon (3)	138,656	2.7
David R. Bechtel 4 Brookside Park Greenwich, CT 06831	—	—
Winston J. Churchill, Jr. SCP Partners 1200 Liberty Ridge Drive, Suite 300 Wayne, PA 19087	16,208	*
Thomas C. Israel Ingleside Investors 12 East 49th Street New York, NY 10017	41,432	*
Jonathan P. May Natural Capital Partners 10 East 40th Street New York, NY 10128	4,644	*
Albert H. Small, Jr. 7311 Arrowood Road Bethesda, MD 20817	10,448	*
Anthony J. Galici Griffin Industrial Realty, Inc. 204 West Newberry Road Bloomfield, CT 06002	41,023	*
Thomas M. Lescalleet Griffin Industrial, LLC 204 West Newberry Road Bloomfield, CT 06002	22,500	*
Scott Bosco Griffin Industrial, LLC 204 West Newberry Road Bloomfield, CT 06002	12,500	*
Gabelli Funds, LLC et al (4) Gabelli Funds, LLC One Corporate Center Rye, NY 10580	1,837,262	35.7
All directors and executive officers collectively, consisting of 10 persons (5)	1,673,650	31.3

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person named in the table is 641 Lexington Avenue, New York, NY 10022.

(2)
This information reflects the definition of beneficial ownership adopted by the Securities and Exchange Commission (the "SEC"). Beneficial ownership reflects sole investment and voting power, unless otherwise indicated in the footnotes to this table. Where more than one person shares investment and voting power in the same shares, such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and executive officers. Includes stock options granted pursuant to the Griffin Stock Option Plan, as amended, that are exercisable within 60 days of March 24, 2016 as follows:

Name	Options Exercisable Within 60 Days of March 24, 2016
Edgar M. Cullman, Jr.	1,912
Frederick M. Danziger	40,000
Michael S. Gamzon	57,500
David R. Bechtel	—
Winston J. Churchill, Jr.	12,212
Thomas C. Israel	12,212
Jonathan P. May	4,644
Albert H. Small, Jr.	10,448
Anthony J. Galici	20,000
Thomas M. Lescalleet	20,000
Scott Bosco	12,500
(3)
Based on a Schedule 13D/A filed with the Commission on February 15, 2012 on behalf of the Cullman and Ernst Group and Griffin's records. Included in the shares held by the Cullman and Ernst Group are the following:

Name	Shares Benefically Owned	Shares with Sole Voting and Dispositive Power	Shares with Shared Voting and Dispositive Power
Cullman Jr., Edgar M.	1,077,950	92,602	985,348
Cullman, Susan R.	928,651	56,442	872,209
Danziger, Lucy C.	742,653	63,322	679,331
Danziger, David M.	489,659	30,854	458,805
Gamzon, Rebecca D.	408,483	10,550	397,933
Ernst, John L.	380,955	7,349	373,606
Cullman, Georgina D.	360,481	9,550	350,931
Sicher, Caroline B.	354,029	21,422	332,607
Cullman, Elissa F.	345,781	14,850	330,931
Cullman, Samuel B.	344,525	13,594	330,931
Cullman III, Edgar M.	342,190	11,259	330,931
Danziger, Frederick M.	308,289	103,534	204,755
B Bros. Realty LLC (a)	233,792	233,792	—
Gamzon, Michael S.	138,656	57,500	81,156
Fabrici, Carolyn S.	116,037	—	116,037
Ernst, Alexandra	94,428	1,748	92,680
Ernst, Jessica P.	45,134	1,250	43,884
Ernst, Margot P.	21,777	—	21,777
Estate of Cullman, Louise B. (b)	39,548	39,548	—
Ernst, Matthew L.	5,176	1,650	3,526
Kirby, John J.	4,730	4,730	—

(a)
Susan R. Cullman and John L. Ernst are managing members.

(b)
Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger are executors.

  The Schedule 13D/A states that there is no formal agreement governing the Group's holding and voting of shares held by members of the Cullman and Ernst Group but that there is an informal understanding that the persons and entities included in the group will hold and vote together with respect to shares owned by each of them in each case subject to any applicable fiduciary responsibilities. None of the shares held by members of the Cullman and Ernst Group are pledged.

(4)
Griffin has received a copy of Schedule 13D/A as filed with the Commission by Gabelli Funds, LLC et al, reporting ownership of these shares as of September 1, 2015. The following is as reported in said Schedule 13D/A:

Name	Sole Voting Power	Sole Dispositive Power
Gabelli Funds, LLC	—	579,367
GAMCO Asset Management Inc. ("GAMCO")	997,160	1,062,495
Teton Advisors, Inc. ("Teton Advisors")	195,400	195,400

  The securities have been acquired by GGCP, Inc. ("GGCP"), and certain of its direct and indirect subsidiaries, including GAMCO Investors, Inc. ("GBL"), on behalf of their investment advisory clients. Mario Gabelli, as the controlling stockholder, Chief Executive Officer and a director of GGCP, Chairman and Chief Executive Officer of GBL, and the controlling shareholder of Teton Advisors, is deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, LLC, GAMCO and Teton Advisors. GBL and GGCP are deemed to have beneficial ownership of the shares beneficially owned by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc. For the shares held by Gabelli Funds, LLC, with respect to the 55,000 shares held by the Gabelli Capital Asset Fund, the 56,000 shares held by the Gabelli Equity Trust, the 104,000 shares held by the Gabelli Asset Fund, the 122,000 shares held by the Gabelli Value 25 Fund, Inc., the 230,068 shares held by the Gabelli Small Cap Growth Fund, the 10,000 shares held by the Gabelli Equity Income Fund, and the 2,299 shares held by the Gabelli Global Small and Mid Cap Value Trust, the proxy voting committee of each such fund has taken and exercises in its sole discretion the entire voting power with respect to the shares held by such funds.

(5)
Excluding shares held by certain charitable foundations, the officers and/or directors of which include certain officers and directors of Griffin.

INTERESTS IN CERTAIN TRANSACTIONS

        Griffin reviews any relationships and transactions in which Griffin and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Griffin's corporate staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Griffin or a related person has a direct or indirect material interest in the transaction. In accordance with its charter, the Audit Committee is then responsible for reviewing and approving all transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to Griffin or a related person are disclosed in Griffin's Annual Report on Form 10-K and proxy statement.

        On November 24, 2015, the Audit Committee approved a proposed transaction whereby Griffin would enter into a ten year sublease of office space for its New York City corporate headquarters from Bloomingdale Properties, Inc. ("Bloomingdale Properties"), an entity that is controlled by certain members of the Cullman and Ernst Group (as defined herein), for rent starting at $121,000 per year, with annual increases of 1.5%, except for an increase of $9,600 at the start of the sixth year of the sublease. The proposed sublease with Bloomingdale Properties reflects the market rate for such space and would enable either Griffin or Bloomingdale Properties to terminate the sublease agreement upon a change in control (as defined) of either Griffin or Bloomingdale Properties. The sublease of office space from Bloomingdale Properties is expected to reduce the occupancy costs for Griffin's corporate headquarters.

        The information given in this Proxy Statement with respect to the five-year business experience of each director and officer, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which Griffin or any of its subsidiaries was a party (other than as appears from the records of Griffin), is based upon statements furnished to Griffin by its directors and officers.

 COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of Griffin's named executive officers (the "Named Executive Officers") during the last completed fiscal year. The Named Executive Officers for the fiscal year ended November 30, 2015 were as follows:

Frederick M. Danziger	Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") of Griffin for fiscal 2015 and, effective January 1, 2016, Executive Chairman of Griffin
Michael S. Gamzon	President and Chief Operating Officer ("COO") of Griffin for fiscal 2015 and, effective January 1, 2016, President and CEO of Griffin
Anthony J. Galici	Vice President, Chief Financial Officer and Secretary of Griffin
Thomas M. Lescalleet	Senior Vice President of Griffin Industrial, LLC
Scott Bosco	Vice President of Construction, Griffin Industrial, LLC

Compensation Philosophy and Overview

        Griffin's compensation programs are designed to attract, motivate and retain the management talent that Griffin believes is necessary to achieve its financial and strategic goals. Griffin's Compensation Committee strives to pay for performance by rewarding each of its Named Executive Officers for team results and their individual contributions to Griffin's success. In this way, Griffin believes that the interests of its executives align with the interests of its stockholders.

Design and Implementation

        With these objectives in mind, Griffin's Compensation Committee has built an executive compensation program that consists of three principal elements:

  1.
  Base Salary
  2.
  Annual Incentive Compensation Programs
  3.
  Long-Term Incentive Program

        Griffin also contributes to a 401(k) savings plan and a non-qualified deferred compensation plan on behalf of its Named Executive Officers. These contributions, however, comprise a relatively minor portion of Griffin's Named Executive Officers' compensation packages.

Elements of Compensation

Base Salary

        Griffin pays base salaries to its Named Executive Officers in order to provide a consistent, minimum level of pay that sustained individual performance warrants. Griffin also believes that a competitive annual base salary is important to attract and retain an appropriate caliber of talent for each position over time.

        The annual base salaries of Griffin's Named Executive Officers are determined by its Chairman and CEO (except with regard to his salary) and approved annually by the Compensation Committee. The annual base salary of Griffin's Chairman and CEO is determined by the Compensation Committee. All salary decisions are based on each Named Executive Officer's level of responsibility, experience and recent and past performance, as determined by the Chairman and CEO and the Compensation Committee, as applicable. Griffin does not benchmark its base salaries in any way, nor does Griffin employ the services of a compensation consultant.

Annual Incentive Compensation Programs

        Griffin's annual incentive programs are designed to recognize short-term performance against established annual performance goals, as explained below. These performance goals and target amounts for fiscal 2015 were developed by the Chairman and CEO and the President and COO and approved or modified, as necessary, by the Compensation Committee. Additionally, the Compensation Committee retains the discretion to adjust any awards made to Griffin's executives, including making awards in the absence of the attainment of any of the performance goals under Griffin's annual incentive compensation plans. Any such adjustment may only be to the benefit of the participants. The Compensation Committee did not make discretionary increases to the incentive compensation pools under the Griffin Industrial Realty, Inc. Incentive Compensation Plan ("Griffin Industrial Realty Incentive Plan") for fiscal 2015. Griffin makes annual incentive payments, if any, in the year following the year in which they are earned.

Griffin Industrial Realty Incentive Plan

        Under the Griffin Industrial Realty Incentive Plan, incentive compensation was awarded based on certain defined components as described below:

Incentive Compensation Component			Griffin Industrial, LLC Incentive Compensation Pool	Griffin Industrial Realty, Inc. Incentive Compensation Pool
(i)	Achieving funds from operations ("FFO") target (as defined in the Griffin Industrial Realty Incentive Plan)		$25,000 to $125,000 of incentive compensation will be accrued under this component if FFO is between 90% and 110% of the FFO target	$75,000 to $375,000 of incentive compensation will be accrued under this component if FFO is between 90% and 110% of the FFO target
(ii)	Profit from property sales (as defined in the Griffin Industrial Realty Incentive Plan)		10% of the pretax profit on property sales with a maximum of an aggregate $100,000 of incentive compensation will be accrued under this component	25% of the incentive compensation from property sales that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued
(iii)	Value generated from build-to-suit buildings
	a.	Build-to-suit buildings in Connecticut completed in fiscal 2015	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of an aggregate $100,000 of incentive compensation will be accrued under this component	25% of the incentive compensation from build-to-suit buildings in Connecticut completed in fiscal 2015 that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued
	b.	Build-to-suit buildings outside Connecticut completed in fiscal 2015	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of an aggregate $75,000 of incentive compensation will be accrued under this component
100% of the incentive compensation from build-to-suit buildings outside Connecticut completed in fiscal 2015 that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued

Incentive Compensation Component			Griffin Industrial, LLC Incentive Compensation Pool	Griffin Industrial Realty, Inc. Incentive Compensation Pool
(iv)	Value generated from buildings built on speculation
	a.	Buildings built on speculation in Connecticut	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of an aggregate $100,000 of incentive compensation will be accrued under this component	25% of the incentive compensation from buildings built on speculation in Connecticut that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued
	b.	Buildings built on speculation outside Connecticut	10% of the incremental value created, as defined in the Griffin Industrial Realty Incentive Plan, with a maximum of an aggregate $75,000 of incentive compensation will be accrued under this component	100% of the incentive compensation from buildings built on speculation outside Connecticut that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued
(v)	Leasing of vacant space
	a.	Leasing of vacant space in Connecticut	A maximum of an aggregate $150,000 of incentive compensation will be accrued under this component	No incentive compensation is accrued for leasing of vacant space in Connecticut
	b.	Leasing of vacant space outside Connecticut	A maximum of an aggregate $50,000 of incentive compensation will be accrued under this component	100% of the incentive compensation from leasing of vacant industrial space outside Connecticut that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued
(vi)	Renewal of leases expiring in fiscal 2015
	a.	Renewal of leases expiring in Connecticut in fiscal 2015	A maximum of an aggregate $80,000 of incentive compensation will be accrued under this component	No incentive compensation is accrued for renewal of leases expiring in Connecticut in fiscal 2015
	b.	Renewal of leases expiring outside of Connecticut in fiscal 2015	A maximum of an aggregate $10,000 of incentive compensation will be accrued under this component	100% of the incentive compensation from renewal of leases expiring outside of Connecticut in fiscal 2015 that is accrued into the Griffin Industrial, LLC incentive compensation pool will be accrued

        These objectives are designed to reward management for increasing the operating cash flow.

        Over the past three years, achievement of the components of the Griffin Industrial Realty Incentive Plan has been as follows:

Incentive Plan Component	Fiscal 2015	Fiscal 2014	Fiscal 2013
Funds from Operations	Achieved	Not Applicable	Not Applicable
Profit from property sales	Achieved	Achieved	Achieved
Value generated from build-to-suit projects	Not Achieved	Not Achieved	Not Achieved
Value generated from buildings built on speculation	Achieved	Not Achieved	Achieved
Leasing of vacant space	Achieved	Achieved	Achieved
Renewal of expiring leases	Achieved	Not Achieved	Achieved

        Amounts earned under each objective are accrued into the Griffin Industrial, LLC and the Griffin Industrial Realty, Inc. incentive compensation pools up to a maximum incentive compensation amount, which in fiscal 2015 was $865,000 and $660,000, respectively. The maximum compensation amounts and amounts accrued under each objective for fiscal 2015, based on the level of achievement of each incentive plan component for Griffin Industrial, LLC and Griffin Industrial Realty, Inc., is shown in the following table:

Griffin Industrial Realty Incentive Compensation Plan

Incentive Plan Component			Griffin Industrial, LLC Maximum Compensation Amount	Amount Accrued into the Griffin Industrial, LLC Incentive Compensation Pool Based on Level of Achievement	Corporate Pool as a Percentage of the Griffin Industrial Maximum Compensation Amount	Griffin Industrial Realty, Inc. Maximum Compensation Amount	Amount Accrued into the Griffin Industrial Realty, Inc. Incentive Compensation Pool Based on Level of Achievement
(i)	Funds From Operations (FFO)		$125,000	$73,879	300%	$375,000	$221,636
(ii)	Property Sales		100,000	50,000	25%	25,000	12,500
(iii)	Build-To-Suit Buildings
	a.	Connecticut Properties	100,000	—	25%	25,000	—
	b.	Non-CT Properties	75,000	—	100%	75,000	—
(iv)	Buildings Built on Speculation
	a.	Connecticut Properties	100,000	—	25%	25,000	—
	b.	Non-CT Properties	75,000	75,000	100%	75,000	75,000
(v)	Leasing of Vacant Space
	a.	Connecticut Properties	150,000	120,122	0%	—	—
	b.	Non-CT Properties	50,000	—	100%	50,000	—
(vi)	Renewal of Leases Expiring in FY2015
	a.	Connecticut Properties	80,000	75,775	0%	—	—
	b.	Non-CT Properties	10,000	—	100%	10,000	—

			$865,000	$394,776		$660,000	$309,136

Griffin Industrial Realty Incentive Compensation—Griffin Industrial, LLC Payout

        The Griffin Industrial, LLC portion of the Griffin Industrial Realty Incentive Plan for 2015 consisted of an incentive compensation pool divided among executives and employees of Griffin Industrial, LLC. The amounts earned by Griffin Industrial, LLC employees under the incentive compensation pools of the Griffin Industrial Realty Incentive Plan may be increased at the discretion of the Compensation Committee. The Compensation Committee did not exercise its discretion to alter the amounts earned under each incentive plan component based on the formulas set forth in the Griffin Industrial Realty Incentive Plan.

        As a result of the achievement of the incentive plan components noted above, and in accordance with the Griffin Industrial Realty Incentive Plan, $394,776 was accrued into the Griffin Industrial, LLC incentive compensation pool for fiscal 2015. In accordance with the Griffin Industrial Realty Incentive Plan, Griffin Industrial, LLC's Senior Vice President and its Vice President of Construction were allocated $118,400 (30%) and $49,350 (12.5%) of the total accrued into Griffin Industrial, LLC's incentive compensation pool, respectively. In addition to the above, Griffin's Chairman, its President and CEO and the Compensation Committee also awarded an additional $10,000 to Griffin Industrial, LLC's Vice President of Construction from the unallocated portion of the Griffin Industrial, LLC incentive compensation pool for his performance related to additional construction activities in both Connecticut and Pennsylvania in fiscal 2015. No other Named Executive Officers received a discretionary allocation from the Compensation Committee.

Griffin Industrial Realty Incentive Compensation—Griffin Industrial Realty, Inc. Payout

        The Griffin Industrial Realty, Inc. portion of the Griffin Industrial Realty Incentive Plan for 2015 was designed to reward Griffin Industrial Realty, Inc. employees, including Mr. Danziger, Griffin's Chairman and CEO for fiscal 2015, Mr. Gamzon, Griffin's President and COO for fiscal 2015 and the Vice President, Chief Financial Officer and Secretary, based on the results of Griffin's real estate business, consistent with Griffin's goal to award for performance through team results.

        As a result of the achievement of the incentive plan components noted above, and in accordance with the Griffin Industrial Realty Incentive Plan, $309,136 was accrued into the Griffin Industrial Realty, Inc. incentive compensation pool for fiscal 2015. Mr. Danziger was allocated $81,500 (30% of the FFO and property sales components that totaled $234,136 and 15% of the non-Connecticut buildings built on speculation component of $75,000) of the Griffin Industrial Realty, Inc. incentive compensation pool. Mr. Gamzon was allocated $100,000 (30% of the FFO and property sales components that totaled $234,136 and 40% of the non-Connecticut buildings built on speculation component of $75,000) of the Griffin Industrial Realty, Inc. incentive compensation pool. The Vice President, Chief Financial Officer and Secretary was allocated $40,750 (15% of the FFO and property sales components that totaled $234,136 and 7.5% of the non-Connecticut buildings built on speculation component of $75,000) of the Griffin Industrial Realty, Inc. incentive compensation pool. Messrs. Danziger, Gamzon and Galici did not receive a discretionary allocation from the Compensation Committee.

Long-Term Incentive Program—Equity Awards

        Griffin believes that equity ownership in Griffin is important to provide its Named Executive Officers with long-term incentives to build value for Griffin's stockholders. In addition, the equity program is designed to attract and retain the executive management team. The Griffin equity program consists entirely of stock option awards. Stock options have value only if the stock price increases over time and, therefore, provide executives with an incentive to build Griffin's value. This characteristic ensures that the Named Executive Officers may have a meaningful portion of their compensation tied to future stock price increases. If Griffin's stock price increases, stock options have the potential to provide high returns to its executives, thus helping Griffin to attract and retain management. However, the realizable value of the stock options can fall to zero if the stock price is lower than the exercise price established on the date of grant.

        Stock option awards to Named Executive Officers are entirely discretionary. The Chairman and the President and CEO recommends whether and how many stock options should be awarded to the other Named Executive Officers or others, and the Compensation Committee approves or, if necessary, modifies his recommendations. The Compensation Committee solely determines whether and how many stock options should be awarded to the Chairman and the President and CEO. In making stock option award determinations, the Chairman and the President and CEO and the Compensation Committee consider the prior contribution of participants and their expected future contributions to the growth of Griffin. In fiscal 2015, no stock options were awarded to any employees, including the Named Executive Officers.

        The Griffin Industrial Realty, Inc. 2009 Stock Option Plan (the "2009 Stock Option Plan") makes available options to purchase 386,926 shares of Griffin common stock, which includes options to purchase 161,926 shares that were available for issuance under Griffin's prior stock option plan. The Compensation Committee of Griffin's Board of Directors or, with respect to awards to non-employee directors, the Board of Directors administers the 2009 Stock Option Plan. Options granted under the 2009 Stock Option Plan may be either incentive stock options or non-qualified stock options issued at fair market value of a share of common stock on the date the award is approved by Griffin's Compensation Committee. Vesting of all of Griffin's previously issued stock options is solely based upon service requirements and does not contain market or performance conditions.

        In accordance with the 2009 Stock Option Plan, stock options granted to non-employee directors upon their initial election to the board of directors are fully exercisable immediately upon the date of the option grant. Stock options granted to non-employee directors upon their reelection to the board of directors vest on the second anniversary from the date of grant. Stock options granted to employees vest in equal installments on the third, fourth and fifth anniversaries from the date of grant. Stock options granted to employees and non-employee directors have a maximum term of ten years from the date of grant.

        Of the 386,926 shares of common stock reserved for issuance under the 2009 Stock Option Plan, as of November 30, 2015, 119,573 shares were subject to outstanding options granted under the 2009 Stock Option Plan. In addition, as of November 30, 2015, 267,353 shares were available for future awards under the 2009 Stock Option Plan (which includes certain shares that again became available following the forfeiture of outstanding options). For more information on stock options, see the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards Table and their footnotes.

Perquisites and Other Benefits

        Griffin's Named Executive Officers are eligible for the same health and welfare programs and benefits as the rest of its employees. In addition, Griffin's Vice President, Chief Financial Officer and Secretary receives an automobile allowance of $8,000 per year and Griffin Industrial, LLC's Senior Vice President receives a medical insurance allowance of $3,300 per year.

        Griffin's Named Executive Officers are entitled to participate in and receive employer contributions to Griffin's 401(k) Savings Plan. In addition, Griffin has established a non-qualified Deferred Compensation Plan (the "Deferred Compensation Plan") that allows eligible participants, including the Named Executive Officers, to defer portions of their annual base salary, as well as receive employer matching contributions with respect to deferrals that would exceed IRS limits under the Griffin 401(k) Savings Plan. For more information on employer contributions to the Griffin 401(k)

Savings Plan and the Deferred Compensation Plan, see the Summary Compensation Table and its footnotes.

Analysis

Base Salary

        The following table presents the base salaries for Griffin's Named Executive Officers in 2015 and the percentage increase over their 2014 base salaries.

	Annual Salary		% Increase
Mr. Danziger	$550,800	(1)	2%
Mr. Gamzon	$351,900	(2)	2%
Mr. Galici	$290,200		2%
Mr. Lescalleet	$253,939		2%
Mr. Bosco	$165,000		16	% (3)

(1)
Effective January 1, 2016, Mr. Danziger's annual salary is $350,000 in his position as Executive Chairman.

(2)
Effective January 1, 2016, Mr. Gamzon's annual salary is $500,000 in his position as President and CEO.

(3)
Mr. Bosco's annual salary increase of 16%, effective January 1, 2015, reflected increased regional construction responsibilities.

Annual Incentive Compensation Program

        The following table presents the total annual incentive payments made to the Named Executive Officers for fiscal 2015, which consisted solely of amounts of annual incentive compensation awarded under Griffin's annual incentive compensation plan No discretionary bonuses were awarded to the Named Executive Officers in fiscal 2015.

	Incentive Plan Payments	Discretionary Bonus Payments	Total Annual Incentive Payments
Mr. Danziger	$81,500	—	$81,500
Mr. Gamzon	$100,000	—	$100,000
Mr. Galici	$40,750	—	$40,750
Mr. Lescalleet	$118,400	—	$118,400
Mr. Bosco	$59,350	—	$59,350

Griffin Industrial, LLC

        Mr. Lescalleet was awarded $118,400 (30% of the total Griffin Industrial, LLC incentive compensation pool of $394,776) in annual incentive compensation for fiscal 2015 based on the formula under the Griffin Industrial Realty Incentive Plan. Mr. Lescalleet received no discretionary allocation from the Compensation Committee. Mr. Bosco was awarded $59,350 in annual incentive compensation for fiscal 2015 which is comprised of (a) 12.5% of the total Griffin Industrial, LLC incentive compensation pool of $394,776 based on the formula under the Griffin Industrial Realty Incentive Plan, and (b) $10,000 from the unallocated portion of the Griffin Industrial incentive compensation pool, awarded by Griffin's Chairman, its President and CEO and the Compensation Committee.

Griffin Industrial Realty, Inc.

        Mr. Danziger, Griffin's Chairman and CEO in fiscal 2015, was awarded $81,500 in annual incentive compensation for 2015 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. Mr. Gamzon, Griffin's President and COO in fiscal 2015, was awarded $100,000 in annual incentive compensation for fiscal 2015 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. The Vice President, Chief Financial Officer and Secretary was awarded $40,750 for fiscal 2015 based on the formula under the Griffin Industrial Realty Incentive Plan for amounts accrued into the Griffin Industrial Realty, Inc. incentive compensation pool. The Compensation Committee did not exercise its discretion to alter the amounts earned based on the formulas set forth in the Griffin Industrial Realty Incentive Plan. Messrs. Danziger, Gamzon and Galici received no discretionary allocation from the Compensation Committee.

Shareholder Say-on-Pay Votes

        At Griffin's 2015 annual meeting of stockholders, Griffin's stockholders were given the opportunity to cast an advisory vote on Griffin's executive compensation. Approximately 99.7% of the votes cast on this "2015 say-on-pay vote" were voted in favor of the proposal. Griffin has considered the 2015 say-on-pay vote and believes that the support for the 2015 say-on-pay vote proposal indicates that Griffin's stockholders casting votes are supportive of the approach to executive compensation. Thus Griffin did not make changes to its executive compensation arrangements in response to the 2015 say-on-pay vote. In the future, Griffin will continue to consider the outcome of the say-on-pay votes when making compensation decisions regarding its Named Executive Officers.

Accounting and Tax Considerations

        Griffin does not believe it need now adopt any policy with respect to the $1,000,000 deduction cap of Section 162(m) of the Internal Revenue Code. While the Compensation Committee will give due consideration to the deductibility of compensation payments on compensation arrangements with Griffin's executive officers, the Compensation Committee will make its compensation decisions based on an overall determination of what it believes to be in the best interests of Griffin and its shareholders, and deductibility will be only one among a number of factors used by the Compensation Committee in making its compensation decisions.

        Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control of Griffin and that Griffin or its successors could lose an income tax deduction with respect to the payments subject to the excise tax. Griffin has not entered into any agreements with any executives that provide for a tax "gross up" or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

        Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments of taxes in the event an employee or other service provider defers compensation under a plan or agreement that does not meet the requirements of Section 409A of the Internal Revenue Code. Griffin has generally structured its programs and individual arrangements in a manner intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management Griffin's Compensation Discussion and Analysis, and based upon this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Griffin's Proxy Statement for its 2016 Annual Meeting of Stockholders, and Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2015 filed with the SEC on February 12, 2016.

Winston J. Churchill, Jr. (Chairman) Thomas C. Israel Albert H. Small, Jr.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents information regarding compensation of each of Griffin's Named Executive Officers for services rendered during fiscal years 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Frederick M. Danziger	2015	$549,762	$—	$—	$81,500	$17,546	(3)	$648,808
Chairman and Chief	2014	$539,269	$—	$—	$26,868	$16,278		$582,415
Executive Officer of Griffin (1)	2013	$529,692	$—	$—	$—	$15,923		$545,615
Michael S. Gamzon	2015	$351,237	$—	$—	$100,000	$11,725	(4)	$462,962
President and Chief	2014	$344,477	$—	$—	$39,368	$10,503		$394,348
Operating Officer of Griffin (1)	2013	$337,685	$19,001	$—	$35,799	$10,220		$402,705
Anthony J. Galici	2015	$289,652	$—	$—	$40,750	$17,942	(5)	$348,344
Vice President, Chief	2014	$284,069	$15,000	$—	$13,434	$16,829		$329,332
Financial Officer and Secretary of Griffin	2013	$278,477	$16,626	$—	$13,824	$16,618		$325,545
Thomas M. Lescalleet	2015	$253,460	$—	$—	$118,400	$12,348	(6)	$384,208
Senior Vice President,	2014	$248,584	$—	$—	$45,700	$10,998		$305,282
Griffin Industrial, LLC	2013	$243,710	$47,503	$—	$41,997	$10,709		$343,919
Scott Bosco	2015	$162,870	$—	$—	$59,350	$5,370	(7)	$227,590
Vice President of Construction,	2014	$142,636	$—	$—	$20,800	$4,509		$167,945
Griffin Industrial, LLC	2013	$139,281	$11,876	$—	$14,874	$4,292		$170,323

(1)
Effective January 1, 2016, Mr. Gamzon succeeded Mr. Danziger as Chief Executive Officer. Mr. Danziger remains Executive Chairman of Griffin.

(2)
Messrs. Danziger, Gamzon and Galici are beneficiaries of the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan. Messrs. Bosco and Lescalleet are beneficiaries of the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan.

(3)
Represents life insurance premiums of $130, matching contributions related to the Griffin 401(k) Savings Plan of $5,653 and matching contributions related to the Deferred Compensation Plan of $11,763.

(4)
Represents life insurance premiums of $216, matching contributions related to the Griffin 401(k) Savings Plan of $6,160 and matching contributions related to the Deferred Compensation Plan of $5,349.

(5)
Represents life insurance premiums of $389, matching contributions related to the Griffin 401(k) Savings Plan of $5,552, matching contributions related to the Deferred Compensation Plan of $4,001 and an automobile allowance of $8,000.

(6)
Represents life insurance premiums of $216, matching contributions related to the Griffin 401(k) Savings Plan of $6,747, matching contributions related to the Deferred Compensation Plan of $2,085 and a medical insurance allowance of $3,300.

(7)
Represents life insurance premiums of $216, matching contributions related to the Griffin 401(k) Savings Plan of $3,834 and matching contributions related to the Deferred Compensation Plan of $1,320.

Grants of Plan-Based Awards

        The following table presents information regarding the incentive awards granted to Griffin's Named Executive Officers for fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
				Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)
					Exercise Price of Option Awards ($/sh)
						Closing Market Price on Grant Date ($/sh)
Name	Grant Date	Target ($)	Maximum ($)
Frederick M. Danziger (1)	n/a	$81,500	$166,500	—	n/a	n/a	n/a
Michael S. Gamzon (1)	n/a	$100,000	$219,000	—	n/a	n/a	n/a
Anthony J. Galici (1)	n/a	$40,750	$83,250	—	n/a	n/a	n/a
Thomas M. Lescalleet (2)	n/a	$118,400	$259,500	—	n/a	n/a	n/a
Scott Bosco (2)	n/a	$59,350	$108,125	—	n/a	n/a	n/a

(1)
The Griffin Industrial Realty Incentive Plan has no threshold or target levels; however, there is a maximum amount payable to Messrs. Danziger, Gamzon and Galici under the Griffin Industrial Realty Incentive Plan as shown in the Maximum column. The amounts shown for Messrs. Danziger, Gamzon and Galici in the Target column reflect the amounts payable to them under the Griffin Industrial Realty Incentive Plan based on Griffin's performance in fiscal 2015. The Compensation Committee did not exercise its discretion to award Messrs. Danziger, Gamzon, or Galici any additional incentive bonus for fiscal 2015. Messrs. Danziger, Gamzon and Galici's maximum of $166,500, $219,000 and $83,250, respectively, is calculated assuming all goals of the Griffin Industrial Realty Incentive Plan are met at the maximum level of each, which would result in an accrual of $660,000 into the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Danziger, Gamzon and Galici are entitled to 30%, 30% and 15%, respectively, of the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan related to the FFO, property sales and Connecticut properties components (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Danziger, Gamzon and Galici are entitled to 15%, 40% and 7.5%, respectively, of the Griffin Industrial Realty, Inc. incentive compensation pool of the Griffin Industrial Realty Incentive Plan related to the outside of Connecticut properties components (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Danziger, Gamzon and Galici are not specifically entitled to any portion of the incentive compensation pool that is distributed at the discretion of the Compensation Committee and such amounts are not included in the maximum bonus amount.

(2)
The Griffin Industrial Realty Incentive Plan has no threshold or target levels; however, there is a maximum amount payable to Messrs. Lescalleet and Bosco under the Griffin Industrial Realty Incentive Plan as shown in the Maximum column. The amount in the Target column for Mr. Lescalleet reflects the amount payable of $118,400 based on Griffin Industrial, LLC's performance during fiscal 2015. The amount in the Target column for Mr. Bosco reflects the amount payable of $49,350 based on Griffin Industrial, LLC's performance during fiscal 2015 and $10,000 from the unallocated portion of the Griffin Industrial, LLC incentive compensation pool awarded by Griffin's Executive Chairman, its President and CEO and the Compensation Committee. Messrs. Lescalleet and Bosco's maximum of $259,500 and $108,125, respectively, is calculated assuming all goals of the Griffin Industrial Realty Incentive Plan are met at the maximum level of each, which would result in an accrual of $865,000 into the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Lescalleet and Bosco are entitled to 30% and 12.5%, respectively, of the Griffin Industrial, LLC incentive compensation pool of the Griffin Industrial Realty Incentive Plan (excluding any amount included in the incentive compensation pool and distributed at the discretion of the Compensation Committee). Messrs. Lescalleet and Bosco are not specifically entitled to any portion of the incentive compensation pool that is distributed at the discretion of the Compensation Committee and such amounts are not included in the maximum bonus amount.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents information with respect to each unexercised stock option held by Griffin's Named Executive Officers as of November 30, 2015. There are no restricted stock awards.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options at Fiscal Year End (2) ($) Exercisable		Value of Unexercised In-the-Money Options at Fiscal Year End (2) ($) Unexercisable
Frederick M. Danziger	15,000	—	$33.07	1/20/2019	$—	(3)	$—
	16,667	8,333	$28.77	1/19/2021	$—	(3)	$—	(3)

	31,667	8,333			$—		$—

Michael S. Gamzon	25,000	—	$34.04	1/9/2018	$—	(3)	$—
	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	16,667	8,333	$28.77	1/19/2021	$—	(3)	$—	(3)

	49,167	8,333			$—		$—

Anthony J. Galici	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	8,333	4,167	$28.77	1/19/2021	$—	(3)	$—	(3)

	15,833	4,167			$—		$—

Thomas M. Lescalleet	7,500	—	$33.07	1/20/2019	$—	(3)	$—
	8,333	4,167	$28.77	1/19/2021	$—	(3)	$—	(3)

	15,833	4,167			$—		$—

Scott Bosco	2,500	—	$30.95	7/17/2016	$—	(3)	$—
	5,000	—	$33.07	1/20/2019	$—	(3)	$—
	3,333	1,667	$28.77	1/19/2021	$—	(3)	$—	(3)

	10,833	1,667			$—		$—

(1)
Stock options issued to employees vest in equal installments on the third, fourth and fifth anniversaries from the date of the grant (which is ten years prior to the applicable option expiration date).

(2)
The amounts presented in this column have been calculated based upon the difference between the fair market value of $26.60 per share (the closing price of Griffin's common stock on November 30, 2015) and the exercise price of each stock option.

(3)
There is no amount stated because the exercise price of the stock options is greater than the fair market value of $26.60 per share (the closing price of Griffin's common stock on November 30, 2015).

Non-Qualified Deferred Compensation

        Griffin maintains a Deferred Compensation Plan for certain of its employees who, due to Internal Revenue Service guidelines, cannot take full advantage of the Griffin 401(k) Savings Plan. A portion of an eligible employee's salary may be deferred. The investment options in the Deferred Compensation Plan mirror those of the Griffin 401(k) Savings Plan. The Deferred Compensation Plan is unfunded, with benefits to be paid from Griffin's general assets. Performance results of an employee's balance in the Deferred Compensation Plan are based on the returns of the mutual funds selected by the employee as if the amounts deferred were invested in the selected mutual funds. Distributions from the Deferred Compensation Plan generally may occur at termination of employment, attainment of age 70 1/2 and/or at the time of qualifying hardship events, as defined. The following table presents information with respect to defined contribution plans or other plans providing for deferral of compensation on a non-tax qualified basis for Griffin's Named Executive Officers as of November 30, 2015.

Name	Executive Contributions for FYE 11/30/2015	Griffin Contributions for FYE 11/30/2015 (1)	Aggregate Earnings in FYE 11/30/2015	Aggregate Balance as of FYE 11/30/2015
Frederick M. Danziger	$43,203	$11,763	$23,076	$1,591,017
Michael S. Gamzon	$23,286	$5,349	$2,293	$245,277
Anthony J. Galici	$47,159	$4,001	$17,659	$762,848
Thomas M. Lescalleet	$1,009	$2,085	$624	$115,548
Scott Bosco	$6,736	$1,320	$(785)	$76,247

(1)
Griffin's contributions to the Deferred Compensation Plan are included in the "All Other Compensation" column of the Summary Compensation Table. No earnings from the Deferred Compensation Plan are included in the "All Other Compensation" column of the Summary Compensation Table.

Potential Payments Upon a Termination or Change in Control

        As of November 30, 2015, Griffin was not a party to any employment, change in control or other agreement with any Named Executive Officers that was expected to obligate Griffin to provide for payments at, following, or in connection with a termination of employment, change in control or change in the Named Executive Officer's responsibilities. However, participants of Griffin's non-qualified deferred compensation plan may elect to have their balances paid out upon termination of employment or a change in control of Griffin. The deferred compensation balance for each such Named Executive Officer, as of November 30, 2015, is set forth in the "Non-Qualified Deferred Compensation" table above. Additionally, pursuant to the 2009 Stock Option Plan, if option grants are assumed by a successor corporation (or a parent or subsidiary thereof) in connection with a change in control, the vesting of such grants will be accelerated upon termination of a Named Executive Officer's employment upon or within 12 months following such change in control. As of November 30, 2015, the exercise price of all outstanding options held by Named Executive Officers exceeded the closing market price per share of Griffin common stock and, therefore, the amount of the estimated payments with respect to such options is $0.

Director Compensation

        The following table represents information regarding the compensation paid during fiscal 2015 to members of Griffin's Board of Directors who are not also employees (the "Non-Employee Directors").

The compensation paid to Mr. Frederick M. Danziger is presented above in the Summary Compensation Table and the related explanatory notes.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)		Total ($)
Winston J. Churchill, Jr.	$46,500		$18,334	(1)	$64,834
Edgar M. Cullman, Jr.	$19,934	(2)	$27,516	(1)	$47,450
David M. Danziger	$32,000		$18,334	(1)	$50,334
Frederick M. Danziger	$—		$—		$—
Thomas C. Israel	$59,000		$18,334	(1)	$77,334
John J. Kirby, Jr.	$11,066	(3)	$42,868	(4)	$53,934
Jonathan P. May	$43,593		$18,334	(1)	$61,927
Albert H. Small, Jr.	$51,500		$18,334	(1)	$69,834

(1)
The amount shown for Option Awards reflects the grant date fair value of options granted in fiscal 2015. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards in Note 9 of the Notes to Consolidated Financial Statements contained in Part II, Item 8, "Financial Statements and Supplementary Data" of Griffin's Form 10-K for the fiscal year ended November 30, 2015.

(2)
Edgar M. Cullman, Jr. was elected to the Board of Directors on May 12, 2015. The fees reported are for the period May 12 through November 30, 2015.

(3)
John J. Kirby, Jr. did not seek reelection to the Board of Directors at the May 12, 2015 Annual Meeting. The fees reported are for the period December 1, 2014 through May 11, 2015.

(4)
John J. Kirby, Jr. did not receive an additional stock option award in fiscal 2015. However, the exercise period for each Mr. Kirby's vested options outstanding as of his retirement on May 11, 2015 was extended through the tenth anniversary of the applicable date of grant. The amount shown for Option Awards reflects the incremental fair value of options so modified in fiscal 2015. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock option awards contained in Note 9 of the Notes to Consolidated Financial Statements in Part II, Item 8, "Financial Statements and Supplementary Data" of Griffin's Form 10-K for the fiscal year ended November 30, 2015.

        The following table represents the number of outstanding and unexercised stock option awards held by each of the Non-Employee Directors as of November 30, 2015:

Director	Number of Shares Subject to Outstanding Options as of 11/30/15
Winston J. Churchill, Jr.	13,486
Edgar M. Cullman, Jr.	1,912
David M. Danziger	9,973
Thomas C. Israel	13,486
John J. Kirby, Jr.	3,730
Jonathan P. May	5,918
Albert H. Small, Jr.	11,722

        Members of the Board of Directors who are not employees of Griffin receive $25,000 per year and $1,000 for each Board or Committee meeting they attend. A non-employee Chairman of the Board of Directors receives an annual fee of $15,000. The Chairmen of the Audit and Compensation Committees each receive an annual fee of $10,000 per year. The Nominating Committee Chairman receives an annual fee of $5,000 per year. Audit and Compensation Committee members, excluding the Chairmen, each receive $5,000 per year for their service on the Committees. Members of the Nominating Committee, excluding the Chairman, each receive $2,500 per year for their service on the Committee. Annual retainers are paid in quarterly installments. Upon the initial election of a Non-Employee Director to the Board of Directors, the Non-Employee Director is granted options exercisable for shares of common stock at an exercise price that is the fair market value of a share of common stock at the time of the grant. The number of shares subject to options granted to Non-Employee Directors at the time of initial election to the Board of Directors is equal to $60,000 divided by the fair market value per share of Griffin common stock at the time of grant. Griffin granted Mr. Cullman options exercisable for 1,912 shares of common stock at the time of his initial election to the Board of Directors. The 2009 Stock Option Plan also provides that Non-Employee Directors annually receive options exercisable for shares of common stock at an exercise price that is the fair market value of a share of common stock at the time of grant. Under the 2009 Stock Option Plan, the number of shares, subject to options, granted to Non-Employee Directors upon their reelection to the Board of Directors, is equal to $40,000 divided by the fair market value per share of Griffin common stock at the time of grant. In 2015, Griffin granted Messrs. Churchill, Jr., David M. Danziger, Israel, May and Small, Jr. each options exercisable for 1,274 shares of common Stock at the time of their reelection to the Board of Directors. Mr. Kirby did not stand for reelection to the Board of Directors, therefore, he did not receive any additional option grants in 2015. In connection with his retirement, however, Griffin elected to extend the exercisability of Mr. Kirby's outstanding vested options through the tenth anniversary of the applicable grant date thereof.

        Effective January 1, 2016, members of the Board of Directors who are not employees of Griffin will receive annual payments of $30,000 and $1,500 for each Board meeting they attend. Fees for Committee membership and Committee meetings remain the same. Further, Griffin expects to grant additional options to its Non-Employee Directors in 2016 consistent with the 2009 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2015, Messrs. Churchill, Jr., Israel and Small, Jr. served as members of Griffin's Compensation Committee. No member of the Compensation Committee has been an officer or employee of Griffin. None of Griffin's executive officers have served as a director or member of the compensation committee of any entity whose executive officers served as a director of Griffin or as a member of Griffin's Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act requires Griffin's officers and directors, and persons who own more than ten percent of its common stock, to file reports of ownership and changes in ownership with the SEC. Such persons are required by regulation to furnish Griffin with copies of all Section 16(a) forms they file. Based on its involvement in the preparation of certain such forms, and a review of copies of other such forms received by it, Griffin believes that with respect to fiscal 2015, all such Section 16(a) filing requirements were satisfied, except that one Form 4 for John J. Kirby, Jr. and one Form 4 for Susan R. Cullman, each reporting one transaction, were filed late.

 AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

        Griffin's Audit Committee is comprised of Mr. Israel, Chairman, Mr. May and Mr. Small, Jr. All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy, and the Board has determined that each member is independent under the listing standards of NASDAQ and the rules of the SEC, regarding audit committee membership. The Audit Committee operates under a written charter originally adopted by the Board of Directors in 1999 and subsequently revised, most recently on July 2, 2013, which was attached as Appendix C to Griffin's Revised Definitive Proxy Statement filed with the SEC on April 15, 2014.

        The primary function of the Audit Committee is to assist Griffin's Board of Directors with its oversight responsibilities regarding: (i) the integrity of Griffin's financial statements; (ii) Griffin's compliance with legal and regulatory requirements; (iii) the independent registered public accountant's qualifications and independence; and (iv) the performance of the independent registered public accountants. The Committee prepared the report required by the rules of the SEC to be included in this annual proxy statement.

        The Audit Committee's powers and responsibilities include: (1) the sole authority for the appointment, compensation, retention and oversight of the independent registered public accountants; (2) the pre-approval of audit and non-audit services by the independent registered public accountants; (3) the review of independence of the independent registered public accountants; (4) the ongoing review of all related party transactions; (5) the establishment of procedures for the receipt, retention and treatment of complaints received by Griffin regarding accounting, internal accounting controls or auditing matters; and (6) the regular reporting to the Board of any issues that arise with respect to the quality or integrity of Griffin's financial statements.

Review of the Company's Audited Financial Statements for the Fiscal Year Ended November 30, 2015

        The Audit Committee reviewed and discussed the audited consolidated financial statements of Griffin for the fiscal year ended November 30, 2015 with Griffin's management. The Audit Committee discussed with RSM US, Griffin's independent registered public accountants for the fiscal year ended November 30, 2015, the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 "Communications with Audit Committees."

        The Audit Committee has also received the written disclosures and the letter from RSM US required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee has discussed the independence of RSM US with that firm.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that Griffin's audited consolidated financial statements be included in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2015 for filing with the SEC.

Submitted By:	Thomas C. Israel (Chairman) Jonathan P. May Albert H. Small, Jr.

        The information under "Review of the Company's Audited Financial Statements for the Fiscal Year Ended November 30, 2015" shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that Griffin specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

 PROPOSAL II. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors expects to appoint the firm of RSM US LLP ("RSM US") as independent registered public accountants to audit the financial statements of Griffin for fiscal 2016, such appointment to continue at the pleasure of the Audit Committee and to be presented to the stockholders for ratification.

        The following is a summary of the fees incurred by Griffin for professional services rendered by RSM US for fiscal 2015 and fiscal 2014:

	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit fees	$422,686	$412,936
Audit-related fees	20,420	20,300
Tax fees	57,685	63,950
All other	—	—

	$500,791	$497,186

        Audit fees consist of fees incurred for professional services rendered for the audit of Griffin's consolidated financial statements and for the review of Griffin's interim consolidated financial statements. Audit-related fees include fees incurred for professional services rendered for the audit of Griffin's 401(k) Savings Plan by RSM US. Tax fees consist of fees incurred for professional services performed by RSM US relating to tax compliance, tax reporting and tax planning. There were no consulting fees paid to RSM US in fiscal 2015 or fiscal 2014.

        The Audit Committee's policy is to pre-approve all audit, audit-related and tax services to be provided by the independent registered public accountants. During fiscal 2015, Griffin's Audit Committee pre-approved all audit, audit-related and tax services. The Audit Committee has considered the non-audit services provided by RSM US and determined that the services provided were compatible with maintaining the independence of RSM US.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
SELECTION OF RSM US LLP

        While the submission of this proposal to a vote of stockholders is not legally required, the Audit Committee and management believe that stockholder ratification of Griffin's selection of independent registered public accountants is desirable. In the event this selection is not ratified by the affirmative vote of a majority of shares of Griffin common stock present or represented by proxy and entitled to vote on the proposal, the Audit Committee will consider that fact when it selects the independent registered public accountants for the following year. The Audit Committee may, in its discretion, replace RSM US as independent registered public accountants at a later date without the approval of the stockholders.

        A representative of RSM US is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

 PROPOSAL III. ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities and Exchange Act of 1934, as amended, Griffin is requesting stockholder approval, on an advisory (non-binding) basis, of the compensation of Griffin's Named Executive Officers as presented in the Compensation Discussion & Analysis beginning on page 17 and the compensation tables included in the discussion of Executive Compensation beginning on page 26 including the narrative disclosure thereto. Griffin has determined to hold a say-on-pay advisory vote every year, and the next say-on-pay advisory vote will occur at the 2017 Annual Meeting of Stockholders.

        Griffin's executive compensation program has been designed to attract, motivate and retain the management talent Griffin believes is necessary to achieve its financial and strategic goals. Griffin's compensation programs reward each of its Named Executive Officers for team results and individual contributions.

        Griffin's executive compensation programs consist of three principal elements:

    1.
    Base Salary;
    2.
    Annual Incentive Compensation Programs; and
    3.
    Long-Term Incentive Program.

        Griffin's executive compensation programs consist of a mixture of base salary and incentive compensation that provides for a portion of executive compensation to be "at-risk." Griffin's executive compensation programs balance the focus on both short- and long-term goals, encouraging executives to focus on the health of Griffin during the immediate fiscal year through annual incentive compensation programs, and for the future through the long-term incentive program (i.e., equity awards). Griffin's executive compensation programs are consistently reviewed by the Compensation Committee, which consists solely of independent directors, to ensure that they provide Griffin's executives with competitive pay opportunities and reflect current practices.

        As an advisory vote, this proposal is not binding upon the Board of Directors or Griffin in any way. However, the Compensation Committee, which is responsible for the design and administration of Griffin's executive compensation practices, values the opinions of Griffin's stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for Griffin's Named Executive Officers.

        Accordingly, Griffin will present the following resolution for vote at the 2016 Annual Meeting of Stockholders:

        "RESOLVED, that the stockholders of Griffin Industrial Realty, Inc. ("Griffin") approve, on an advisory (non-binding) basis, the compensation of Griffin's Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the 2015 Summary Compensation Table and related compensation tables and narrative disclosure as set forth in this 2016 Proxy Statement."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF GRIFFIN'S EXECUTIVE
COMPENSATION PROGRAM AS PRESENTED IN THIS PROXY STATEMENT.

        The proposal to approve Griffin's executive compensation program, on an advisory (non-binding) basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

A copy of Griffin's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to Griffin's stockholders without charge at the Web site (http://www.sec.gov/) maintained by the Securities and Exchange Commission and at the public reference facilities maintained by the

Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. In addition, a limited number of copies are available at Griffin's offices and may be obtained upon written request to:

Griffin Industrial Realty, Inc. One Rockefeller Plaza Suite 2301 New York, New York 10020 Attention: Corporate Secretary

Dated: April 5, 2016

GRIFFIN INDUSTRIAL REALTY, INC.

PROXY

ONE ROCKEFELLER PLAZA

SUITE 2301

NEW YORK, NY 10020

SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned holder(s) of Common Stock of Griffin Industrial Realty, Inc. (“Griffin”) hereby authorize(s) and appoint(s) Frederick M. Danziger and Michael S. Gamzon, or either of them, as proxies with full power of substitution in each, to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Griffin that the undersigned is(are) entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m. local time, on May 10, 2016 at the New York Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019 and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued, and to be signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

GRIFFIN INDUSTRIAL REALTY, INC.

May 10, 2016

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

☐	20730000000000001000 4	051507

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BELOW.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1 AND FOR ITEMS  2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR ALL NOMINEES:

1.   ELECTION OF DIRECTORS. NOMINEES ARE LISTED BELOW.

NOMINEES:

☐	FOR ALL NOMINEES	☐ David R. Bechtel
☐ Edgar M. Cullman, Jr.
☐ Frederick M. Danziger
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Michael S. Gamzon
☐ Thomas C. Israel
☐ Jonathan P. May
☐	FOR ALL EXCEPT	☐ Albert H. Small, Jr.

The Board of Directors recommends you vote For Proposals 2 and 3:

		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of RSM US LLP as Independent Registered Public Accountants for fiscal 2016.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval, on an advisory (non-binding) basis, of the compensation of Griffin’s Named Executive Officers as presented in Griffin’s Proxy Statement	☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executer, administrator, attorney, trustee or guardian, please give full side as such. If this signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

GRIFFIN INDUSTRIAL REALTY, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held May 10, 2016
GRIFFIN INDUSTRIAL REALTY, INC. ONE ROCKEFELLER PLAZA SUITE 2301 NEW YORK, NEW YORK 10020
PROXY STATEMENT
The Company's Proxy Statement and Annual Report are available at http://materials.proxyvote.com/398231
GENERAL
STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
PROPOSAL I. ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND PRINCIPAL HOLDERS
INTERESTS IN CERTAIN TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
Griffin Industrial Realty Incentive Compensation Plan
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION Summary Compensation Table
AUDIT COMMITTEE REPORT
PROPOSAL II. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF RSM US LLP
PROPOSAL III. ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF GRIFFIN'S EXECUTIVE COMPENSATION PROGRAM AS PRESENTED IN THIS PROXY STATEMENT.